Exhibit 10.4

BURLINGTON STORES, INC.

EXECUTIVE SEVERANCE PLAN (MERCHANDISING & PLANNING)

Effective March 26, 2021

ARTICLE I
PURPOSE

This Burlington Stores, Inc. Executive Severance Plan (Merchandising & Planning) (the “Plan”) provides severance benefits to Eligible Executives upon certain terminations of employment.  The Plan is effective March 26, 2021 (the “Effective Date”).

The Plan is intended (1) to be exempt from Code section 409A, and (2) to be a welfare plan which is unfunded and is maintained by an employer for the purpose of providing benefits for a select group of management or “highly compensated employees” within the meaning of Department of Labor Regulation section 2520.104-24.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE II
DEFINED TERMS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

“Cause” means, with respect to an Eligible Executive’s termination of employment, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its subsidiaries and the Eligible Executive (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to an Eligible Executive’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Eligible Executive’s duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of the Eligible Executive’s duties for the Company or any of its subsidiaries, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its subsidiaries and the Eligible Executive that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the health and welfare benefits committee of the Company (or its successor), or such other body as the Compensation Committee may designate from time to time.

“Company” shall mean Burlington Stores, Inc.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company (or its successor).

“Competing Business” means each of the following entities, together with their respective subsidiaries, affiliates, successors and assigns:  Macy’s, Inc., the TJX Companies, Inc. and Ross Stores, Inc.

“Effective Date” shall have the meaning set forth in Article I.

“Eligible Executive” shall have the meaning set forth in Article III.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the occurrence of any of the following events without the written consent of the Eligible Executive: (i) a material diminution of the Eligible Executive’s duties or the assignment to the Eligible Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with the Eligible Executive’s position, other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; (ii) the Company’s or a subsidiary’s (as applicable) requiring the Eligible Executive to be based at a location which is fifty (50) or more miles from the Eligible Executive’s principal office location on the date the Eligible Executive commences employment; or (iii) a material diminution of the Eligible Executive’s annual compensation; provided, however, no condition enumerated in the preceding shall be deemed to be “Good Reason” unless within thirty (30) days of the initial existence of such condition, the Eligible Executive shall have given the Company written notice thereof specifically describing the condition giving rise to “Good Reason” and allowing the Company or its subsidiary (as applicable) a period of at least thirty (30) days from the date of receipt of the notice to remedy such condition.  Notwithstanding the foregoing, in no event will a condition give rise to “Good Reason” hereunder unless within ten (10) days after the expiration of the period provided in the Eligible Executive’s notice for the Company or subsidiary (as applicable) to remedy said condition but in no event later than one hundred and twenty (120) days after initial existence of said condition, the Eligible Executive shall have actually terminated his or her employment with the Company or subsidiary by giving written notice of resignation for failure of the Company or subsidiary (as applicable) to remedy such condition.

“Non-Compete Period” shall mean two (2) years.

“Participation and Restrictive Covenant Agreement” shall mean the written agreement evidencing participation under this Plan and the restrictive covenants being agreed to as a condition to participate in this Plan between the Company and the applicable employee.

“Plan” shall mean this Burlington Stores, Inc. Executive Severance Plan (Merchandising & Planning), as amended from time to time.

“Termination of Employment” shall mean an individual’s termination of employment with the Company and all of its subsidiaries and affiliates, and to the extent Code section 409A applies to an Eligible Executive’s severance pay benefits, as described in Section 4.2, “Termination of Employment” means a “separation from service” within the meaning of Code section 409A.

ARTICLE III
ELIGIBILITY

An employee (i) who is employed in Merchandising & Planning at the title of Senior Vice President or above, who (x) is a participant in the Plan as of the Effective Date, (y) is hired on or after the Effective Date or (z) elects in writing on a form, as determined by the Committee, to participate in the Plan in lieu of his or her rights under any effective employment agreement, and (ii) if required by the Company, enters into a Participation and Restrictive Covenant Agreement within 30 days of such agreement being delivered to employee, shall be eligible for participation in the Plan and considered an “Eligible Executive.”

In the event an otherwise Eligible Executive is covered by an authorized individual written employment, noncompetition or severance agreement that provides for the payment of severance pay or other termination or post-termination pay, whether in the form of weeks or months of pay or a flat dollar amount, the terms of such other arrangement shall be honored in terms of the time, form and amount of pay, but such other pay (of whatever nature) shall not be duplicative of severance pay under this Plan.  In such event, no such duplicate payment shall be made from this Plan.  In the event this Plan provides severance pay in excess of the amount payable under such other arrangement (or provides for severance benefits not available under such other arrangement, such as subsidized COBRA continuation benefits), then only the additional severance pay (or benefits) shall be made under the Plan in accordance with the payment schedule otherwise set forth under this Plan.

ARTICLE IV
SEVERANCE BENEFITS

4.1Entitlement to Benefits

An Eligible Executive who (a) is involuntarily terminated without Cause or within the two-year period immediately following a “Change in Control” (as defined in the Burlington Stores, Inc. 2013 Omnibus Incentive Plan or a successor plan thereto) voluntarily terminates for Good Reason, (b) has not breached as of the date of the Eligible Executive’s Termination of Employment any covenant or restriction set forth in Section 4.8, and (c) signs and does not revoke a separation agreement in accordance with the timeframe established by the Committee, will be entitled to receive benefits under this Article IV; provided that all such steps must be completed within 60 days of the Eligible Executive’s Termination of Employment.  Such separation agreement shall contain a release of claims against the Company and its subsidiaries and such restrictive covenants (e.g., non-competition, non-solicitation, and non-disparagement covenants) and provisions as the Committee determines appropriate in its sole discretion, including without limitation, the covenants and restrictions set forth in Section 4.8.  Such separation agreement shall also provide that the benefits under this Article IV shall terminate upon the occurrence of a breach by the Eligible Executive of any restrictive covenant set forth in Section 4.8.

An Eligible Executive working in any part, unit or function of the Company or one of its subsidiaries that is divested, outsourced, closed, or relocated to a different geographic area (as determined by the Committee in its sole discretion), and who is terminated by the Company or one of its subsidiaries as a direct result thereof, will be eligible for benefits under the Plan.  However, such an Eligible Executive will forfeit eligibility for benefits if he or she resigns voluntarily prior to the Termination of Employment date specified for them (other than as provided above in the case of voluntary termination by an Eligible Executive for Good Reason within the two-year period immediately following a Change in Control).  Further, Plan benefits will not commence or will be discontinued if comparable employment is offered with the buyer in connection with a Change in Control or with the Company or one of its subsidiaries, one of the Company’s shareholders, or a third-party outsourcing firm, unless the Committee, in its sole discretion, determines otherwise.  For this purpose, “comparable employment” means a position with comparable compensation and responsibility (i.e., does not result in a material diminution of the Eligible Executive’s annual compensation) and within 50 miles of the Eligible Executive’s primary place of employment with the Company or one of its subsidiaries prior to the relevant transaction.

4.2Severance Pay Benefits

Severance pay benefits shall begin only after satisfaction of the requirements in Section 4.1.  An Eligible Executive entitled to benefits under this Article IV will receive a severance pay benefit equal to two (2) times such Eligible Executive’s annual base salary on the date of his or her Termination of Employment, and such severance pay benefit shall accrue and be payable for the two-year period following the date of his or her Termination of Employment; provided, however, that in the event that such Eligible Executive obtains employment with any other employer during the Non-Compete Period, such Eligible Executive shall promptly (and within 30 days of accepting such employment) notify the Company regarding the terms of such employment and such Eligible Executive’s severance pay benefit shall be reduced, dollar-for-dollar, by the amount of any income that such Executive receives from any other employer during such two year period; and, further provided that, in the event that such Eligible Executive fails to notify the Company regarding such new employment within 30 days of accepting such employment, Eligible Executive shall cease to be entitled to any further payment of severance pay benefits hereunder.  The severance pay benefit will be paid net of applicable tax withholding on the Company’s normal payroll cycle and shall commence 60 days after the Eligible

Executive’s Termination of Employment.  Any payments that accrue and are otherwise payable under this Section 4.2 prior to commencing payments shall be accumulated and paid in a lump sum as soon as practicable after such requirements are satisfied.

4.3Bonus

An Eligible Executive entitled to severance pay benefits under Section 4.1 will be eligible for an additional payment equal to a “pro-rata” portion of the bonus he or she would have received under the Company’s Annual Incentive Plan – Corporate (the “Corporate Plan”) for the fiscal year in which his or her Termination of Employment occurred.  For purposes of this Section 4.3, the pro-rata bonus (if any) will be based on the payout formula under the Corporate Plan, regardless of the annual incentive plan in which the Eligible Executive actually participated during such fiscal year, and shall be equal to (i) the bonus amount the Eligible Executive would have been entitled to receive under the Corporate Plan for that fiscal year, assuming the Eligible Executive had been employed through the date bonuses are paid under such plan for that year, and otherwise calculated under the terms of such plan based on the Company’s actual performance for that fiscal year; multiplied by (ii) the fraction the numerator of which is the actual number of days employed during the fiscal year prior to the Eligible Executive’s Termination of Employment divided by the number of days in such fiscal year (the “Pro-rata Bonus”).  The Pro-rata Bonus contemplated by this Section 4.3 will be paid in a lump sum when the annual bonuses are paid to active employees under the terms of the Corporate Plan.

To the extent unpaid as of the Eligible Executive’s Termination of Employment, an Eligible Executive entitled to severance pay benefits under Section 4.1 will also be entitled to receive the bonus (if any) that would otherwise have been earned by the Eligible Executive under the annual incentive plan of the Company or one of its subsidiaries in which the Eligible Executive participated for the fiscal year prior to the year of his or her Termination of Employment assuming he or she had remained employed through the date bonuses are paid under such plan for that fiscal year.  Such bonus (if any) will be paid in a lump sum when the annual bonuses are paid to active employees under the terms of the applicable annual incentive plan.

4.4Death Benefits

If an Eligible Executive is entitled to severance pay benefits under Sections 4.2 and 4.3 and dies before receiving such amounts, the remaining portion will be paid to the Eligible Executive’s spouse, or, if the Eligible Executive is not married at the time of death, the remainder of the benefits will be paid to the Eligible Executive’s estate.

4.5Other Benefits

An Eligible Executive entitled to benefits under the Plan will receive continued welfare benefits (including medical, dental, and vision coverage) while severance payments are being made. Such welfare benefits will be provided on the same terms and conditions, including contributions required of the Eligible Executive for such benefits, as those which the Eligible Executive was receiving immediately prior to his or her Termination of Employment (the

“Subsidized Coverage”).  Such coverage will count toward, and run concurrently with the Eligible Executive’s period of COBRA coverage.  Accordingly, the Eligible Executive shall be receiving COBRA continuation coverage effectively at the active employee premium contribution rate in effect at the time of the Eligible Executive’s Termination of Employment.  In addition, the Committee will provide an Eligible Executive entitled to benefits under the Plan with outplacement assistance for 6 months.

4.6Effect of Future Employment

An Eligible Executive who becomes employed by another employer during any portion of the severance period is required to notify the Company of such employment within 10 business days.  The amount of an Eligible Executive’s severance pay shall be decreased by any compensation received from another employer during the severance period in accordance with Section 4.2 of this Plan.  In the event an Eligible Executive is employed by another employer during any portion of the severance period and is eligible to receive medical, dental and vision coverage from such other employer, the Eligible Executive will cease to be entitled to the continued Subsidized Coverage as provided in Section 4.5 of this Plan as of the date of his or her eligibility for benefits in such other employer’s plan.  All benefits under the Plan will cease if an Eligible Executive becomes re-employed by the Company.

4.7Section 409A Restrictions

Notwithstanding anything in this Plan to the contrary, in the event any benefit paid to a participant under the Plan constitutes “deferred compensation” for purposes of Code section 409A, all payments to such Eligible Executive shall be paid as provided in this Section 4.7.  Code section 409A places certain restrictions on when severance pay benefits may be distributed if the Eligible Executive is considered a “specified employee” under Code section 409A (generally, “specified employees” are the 50 highest-paid U.S. employees of the Company in a given year) and the severance pay benefits are considered “deferred compensation” under Code section 409A.  Not all severance pay under this Plan, however, is considered deferred compensation for these purposes.

(a)Any payments provided under the Plan on or before the 15th day of the third month following the later of:  (i) the last day of the calendar year or (ii) the last day of the Company’s fiscal year, containing the date of the Eligible Executive’s “separation from service” (as defined by Section 409A) (the “Short-Term Deferral Period”), will be treated as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4) and not deferred compensation under Code section 409A.

(b)If any payments are provided to an Eligible Executive under the Plan after the last day of the Short-Term Deferral Period, then to the extent the total of such payments does not exceed the limit provided under the Code section 409A exemption for involuntary separation pay, such payments will be considered separation pay due to involuntary separation from service under Treasury Regulation § 1.409A-1(b)(9)(iii) and not deferred compensation under Code section 409A.

(c)If the Eligible Executive is entitled to additional payments under the Plan that are not described in subsections (a) or (b) above, and the Eligible Executive is considered a “specified employee” under Code section 409A (as applied according to Company procedures), such payments will not be made until the earlier of (a) the first day of the seventh month following the date of the Eligible Executive’s Termination of Employment, or (b) the Eligible Executive’s death.  Any delayed payments will be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the date of the Eligible Executive’s Termination of Employment.

(d)For purposes of Code section 409A, each “payment” (as defined by Code section 409A) made under this Plan is considered a “separate payment.”

4.8Covenants, Restrictions and Recoupment

(a)Non-Compete, Non-Solicitation.

(i)Eligible Executive acknowledges and agrees that during the course of Eligible Executive’s employment with the Company and its subsidiaries Eligible Executive shall become familiar with the Company’s trade secrets and with other confidential information and that Eligible Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries, and therefore, Eligible Executive agrees that, during his or her employment with the Company and during the Non-Compete Period, Eligible Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of, or undertake any planning to engage in any of the foregoing activities in connection with, a Competing Business within any geographical area in which the Company or its subsidiaries operates or plan to operate.  Nothing herein shall prohibit Eligible Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Eligible Executive has no active participation in the business of such corporation.

(ii)During the Non-Compete Period, Eligible Executive shall not, directly or indirectly, and shall ensure that any person or entity controlled by Eligible Executive does not, (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire, directly or through another person, any person (whether or not solicited) who was an employee of the Company or any subsidiary at any time within the one year period before Eligible Executive’s termination from employment, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, engage in or assist any person or entity in engaging in any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company or any subsidiary, or (iv) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

(b)Confidential Information.

(i)Eligible Executive acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Eligible Executive while employed by the Company and its subsidiaries concerning the business or affairs of the Company and its subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its subsidiaries.  Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (i) related to any past, current or potential business of the Company or any of its subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (ii) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Eligible Executive’s acts or omissions) including all (A) Work Product (as defined below); (B) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its subsidiaries of which Eligible Executive is aware or becomes aware during the term of his or her employment; (C) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its subsidiaries; (D) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (E) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (F) information identifying or otherwise concerning employees, independent contractors and consultants; (G) information on new and existing programs and services, prices, terms, and related information; (H) the terms of this Plan; (I) all information marked, or otherwise designated, as confidential by the Company or any of its subsidiaries or which Eligible Executive should reasonably know is confidential or proprietary information of the Company or any of its subsidiaries; (J) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Eligible Executive or employees or consultants of the Company or any of its subsidiaries, or embodied in a tangible form or medium); and (K) all tangible embodiments of any of the foregoing.

(ii)Therefore, Eligible Executive agrees that, except as otherwise set forth in Section 4.8(e) or as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Executive must give the Company and/or its subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its subsidiaries to obtain a protective order or similar confidentiality treatment for such information), Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any Work Product (as defined below)) or the business of the Company and its subsidiaries which Executive may then possess or have under Executive’s control and if, at any time thereafter, any such materials are brought to Executive’s attention or Executive discovers them in his possession or control, Executive shall deliver such materials to the Company immediately upon such notice or discovery.

(c)Intellectual Property, Inventions and Patents.  Eligible Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, specifications, designs, analyses, drawings, reports, patents and patent applications, processes, programs, systems, software, firmware, materials, plans, sketches, models, know‑how, devices, developments, data, databases, technology, trade secrets, works of authorship, copyrightable works and mask works (whether or not including any confidential information) and all registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable or copyrightable and whether or not reduced to tangible form or practice) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Eligible Executive (whether alone or jointly with others) while employed by the Company or its predecessors and its subsidiaries (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company.  To the extent that any Work Product is not deemed to be “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Eligible Executive hereby (A) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate), without further consideration, and (B) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors or assigns.  Eligible Executive shall, at the Company’s expense, execute all documents and perform all actions reasonably requested by the Company (whether during or after the employment period) to establish, confirm, evidence, effectuate, maintain, protect, enforce, perfect, record, patent or register any of the Company’s rights hereunder (including, without limitation, assignments, consents, powers of attorney and other instruments).

(d)18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Accordingly, the Eligible Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The Eligible Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(e)Eligible Executive understands that nothing contained in this Plan limits Eligible Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Eligible Executive further understands that this Plan does not limit Eligible Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Plan does not limit Eligible Executive’s right to receive an award for information provided to any Government Agencies.

(f)Clawback.  An Eligible Executive’s rights with respect to any benefit hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE V
ADMINISTRATION OF THE PLAN

5.1General Administration

The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof.  The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Committee shall be final and conclusive on any party.  To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

5.2Claims for Benefits

(a)Filing a Claim.  An Eligible Executive or his authorized representative may file a claim for benefits under the Plan.  Any claim must be in writing and submitted to the Company’s Executive Vice President – Human Resources at the Company’s corporate headquarters office.  Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)Denial of Claim.  In the case of the denial of a claim respecting benefits paid or payable with respect to an Eligible Executive, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Company’s Executive Vice President – Human Resources.  If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)Reasons for Denial.  A denial or partial denial of a claim will be dated and will clearly set forth:

(i)the specific reason or reasons for the denial;

(ii)specific reference to pertinent Plan provisions on which the denial is based;

(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a legal action under ERISA section 502(a) following an adverse benefit determination on review, including an action for binding arbitration under Section 7.3.

(d)Review of Denial.  Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim.  A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it.  If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or review of the claim.

(e)Decision Upon Review.  The Committee will provide a prompt written decision on review.  If the claim is denied on review, the decision shall set forth:

(i)the specific reason or reasons for the adverse determination;

(ii)specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a legal action under ERISA section 502(a), including an action for binding arbitration under Section 7.3.

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)Limitations Period.  Any legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee.  The one-year limitation on legal action for benefits will apply in any forum where a claimant initiates such legal action.

5.3Indemnification

To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

ARTICLE VI
TERMINATION AND AMENDMENT OF PLAN

6.1Termination of Plan

The Company’s Board of Directors or the Compensation Committee may terminate the Plan at any time, without prior notice.  Upon termination of the Plan, except with respect to benefits due resulting from a Termination of Employment prior to such Plan termination, all rights to benefits hereunder, if any, shall cease.  Any separation agreement executed by an Eligible Executive under Section 4.1 shall survive the Plan’s termination.

6.2Amendment of Plan

The severance benefits provided for in the Plan are not vested benefits.  Accordingly, the Company reserves the right in its sole and absolute discretion, to amend or modify the Plan at any time, in whole or in part, including any or all of the provisions of the Plan, by action of its Board of Directors or the Compensation Committee, in its sole discretion, without prior notice.

6.3Successors to the Company

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

ARTICLE VII
MISCELLANEOUS

7.1Funding

The benefits provided herein shall be funded by the Company’s general assets.  The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to Eligible Executives determined to be entitled to payments hereunder.  No fund or trust is created with respect to the Plan, and no Eligible Executive shall have any security or other interest in the assets of the Company.

7.2No Contract of Employment

The Plan does not constitute or imply the existence of an employment contract between the Company or any affiliate and any Eligible Executive.  Employment with the Company is “at will,” unless an employment contract in fact exists.

7.3Governing Law and Forum Selection

To the extent not governed by federal law, the Plan shall be interpreted under the laws of the State of Delaware notwithstanding any conflict of law principles.  Eligible Executive agrees that any dispute, controversy or claim arising out of or related to this Plan, including the validity of this arbitration clause, or any breach of this Plan shall be submitted to and decided by binding arbitration.  Arbitration shall be conducted in accordance with the American Arbitration Association’s Employment Arbitration Rules then in effect, as modified by the Company’s Early Dispute Resolution Program Rules and Procedures (STEPS) then in effect.  Any arbitral award determination shall be final and binding upon the parties and may be entered as a judgment in a court of competent jurisdiction.

7.4Severability

In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.5Words and Headings

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, Burlington Stores, Inc. has caused this Plan to be executed by its duly authorized officer this 26th day of March, 2021.

BURLINGTON STORES, INC.

By: /s/ Joyce Manning Magrini

Name: Joyce Manning Magrini

Title: Executive Vice President HR